CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - MARCH 2009
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (22,342.842 units) at February 28, 2009         $   36,934,615
Additions of 48.053 units on March 31, 2009                             77,804
Redemptions of (357.142) units on March 31, 2009                      (578,266)
Offering Costs                                                         (27,717)
Net Income - March 2009                                               (731,082)
                                                                --------------

Net Asset Value (22,033.753 units) at March 31, 2009            $   35,675,854
                                                                ==============

Net Asset Value per Unit at March 31, 2009                      $     1,619.15
                                                                ==============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                    $      (85,268)
    Change in unrealized                                              (646,321)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                           412,005
    Change in unrealized                                              (307,088)
  Interest income                                                        1,014
                                                                --------------

                                                                      (625,658)
                                                                --------------

Expenses:
  Brokerage fee                                                         93,289
  Performance fee                                                            0
  Operating expenses                                                    12,135
                                                                --------------

                                                                       105,424
                                                                --------------

Net Income (Loss) - March 2009                                  $     (731,082)
                                                                ==============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on March 31, 2009                      $     1,619.15

Net Asset Value per Unit on February 28, 2009                   $     1,653.08

Unit Value Monthly Gain (Loss) %                                         (2.05)%

Fund 2009 calendar YTD Gain (Loss) %                                     (0.79)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Global Equity Rebound Produces Losses in March...

Stock markets rallied in March as the 2008 fourth quarter earnings announcements subsided and large U.S. banks announced they would be profitable for the first two months of 2009. The majority of the Trust's losses this month resulted from equity indices trading, as the equity rally adversely impacted our net short positions globally.

Commodities recorded minimal losses as energy price swings have become correlated with equities and metals surged on news of China's economic stimulus plan.

Gains from fixed income markets were recorded from our long global bond positions as prices moved significantly higher on announcements from the Swiss, British and American Central Banks on their intentions of adding liquidity by purchasing medium to long-term bonds in the market.

Foreign exchange trading resulted in minimal gains as investors sought currencies whose home central banks were not keen on engaging in quantitative easing.

Have world equity markets found their bottom? The answer is far from clear, which is why we believe a diversified investment profile is the most prudent approach to take in these unusual economic times. We are proud to provide a systematic approach to a diversified market set on behalf of our investors.

As always, please do not hesitate to contact me should you have any questions or concerns.
Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust